Exhibit 1.2

Execution Version

Terms Agreement

Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

As Representatives of the

several Underwriters listed in Schedule I hereto

c/o Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

c/o Fifth Third Securities, Inc.

38 Fountain Square Plaza

Cincinnati, Ohio 45263

and

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

March 3, 2021

Dear Ladies and Gentlemen:

Marriott International, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Provisions (the “Terms and Provisions”) attached hereto, to issue and sell to each of the Underwriters named in Schedule I hereto (the “Underwriters”), and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto. Each of the provisions of the Terms and Provisions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement. Each reference to the Representatives herein and in the provisions of the Terms and Provisions so incorporated by reference shall be deemed to refer to you. Certain terms defined in the Terms and Provisions and the addresses of the Representatives referred to in Section 11 of the Terms and Provisions are set forth in Schedule II hereto. For the avoidance of doubt, the Company and the Underwriters acknowledge and agree that the phrase “since the date of this Agreement” in Section 6(j) of the Terms and Provisions shall refer to the date of this Terms Agreement.

The Representatives hereby confirm and the Company acknowledges that the list of the Underwriters and their respective participation in the sale of the Securities and the statements with respect to the public offering of the Securities by the Underwriters set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and (ii) in the fifth paragraph, the first sentence of the ninth paragraph, and the thirty-second and thirty-third paragraphs under the heading “Underwriting” in the Company’s Prospectus Supplement dated March 3, 2021, to the Company’s Prospectus dated February 18, 2021, relating to the Securities (the “Prospectus Supplement”) constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Prospectus Supplement.

All the provisions contained in the Terms and Provisions, a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Terms and Provisions had been set forth in full herein.

For the purposes of the Terms and Provisions, the “Applicable Time” shall be 3:40 p.m. (Eastern Time) on the date hereof.

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If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Terms and Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Carolyn B. Handlon

Name:	Carolyn B. Handlon
Title:	Executive Vice President and Global Treasurer

[Signature Page – Terms Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley

Name:	Carolyn Hurley
Title:	Managing Director

FIFTH THIRD SECURITIES, INC.

By:	/s/ Maria Yamat

Name:	Maria Yamat
Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi

Name:	Robert Bottamedi
Title:	Executive Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature Page – Terms Agreement]

Schedule I

Underwriter	Principal Amount of Securities to be Purchased
Wells Fargo Securities, LLC	$110,000,000
Fifth Third Securities, Inc.	$110,000,000
J.P. Morgan Securities LLC	$110,000,000
BofA Securities, Inc.	$65,450,000
Deutsche Bank Securities Inc.	$65,450,000
Citigroup Global Markets Inc.	$60,500,000
Scotia Capital (USA) Inc.	$60,500,000
US Bancorp Investments, Inc.	$60,500,000
Goldman Sachs & Co. LLC	$44,550,000
HSBC Securities (USA) Inc.	$44,550,000
ICBC Standard Bank Plc	$44,550,000
Truist Securities, Inc.	$44,550,000
Siebert Williams Shank & Co., LLC	$44,000,000
BNY Mellon Capital Markets, LLC	$31,900,000
Capital One Securities, Inc.	$31,900,000
Loop Capital Markets LLC	$31,900,000
PNC Capital Markets LLC	$31,900,000
TD Securities (USA) LLC	$31,900,000
UniCredit Capital Markets LLC	$31,900,000
Santander Investment Securities Inc.	$22,000,000
Standard Chartered Bank	$22,000,000

Total	$1,100,000,000

Schedule II

Representatives:	Wells Fargo Securities, LLC Fifth Third Securities, Inc. J.P. Morgan Securities LLC

Underwriting Agreement:	March 3, 2021

Registration Statement No.:	333-253260

Title of Securities:	2.850% Series HH Notes due 2031 (the “Series HH Notes”)

Aggregate principal amount:	$1,100,000,000

Price to Public:	99.805% of the principal amount of the Series HH Notes, plus accrued interest, if any, from March 5, 2021

Underwriting Discount:	0.65%

Indenture:	Indenture dated as of November 16, 1998 between Marriott International, Inc. and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee

Date of Maturity:	April 15, 2031

Interest Rate:	2.850% per annum, payable semiannually

Interest Rate Adjustment	The interest rate payable on the Series HH Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated March 3, 2021

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2021

CUSIP / ISIN:	571903 BG7 / US571903BG74

Optional Redemption Provisions:

The Series HH Notes may be redeemed in whole or in part at any time prior to January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series HH Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series HH Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) through to January 15, 2031 at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series HH Notes being redeemed) plus 25 basis points, plus accrued and unpaid interest on the Series HH Notes to the redemption date.

The Series HH Notes may be redeemed in whole or in part from time to time on or after January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Purchase of Securities Upon a Change in Control Repurchase Event:

If a change of control repurchase event occurs, the issuer will be required, subject to certain conditions, to make an offer to repurchase the Series HH Notes at a price equal to 101% of the principal amount of the Series HH Notes, plus accrued and unpaid interest to the date of repurchase. “Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a change of control if: (1) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, measured by voting power rather than number of shares.

“Below investment grade rating event” is defined in the Preliminary Prospectus Supplement dated March 3, 2021.

Sinking Fund Provisions:	None

Other Provisions:	As specified in the Preliminary Prospectus Supplement dated March 3, 2021 relating to the Securities.

Securities Exchange:	The Series HH Notes will not be listed on any exchange.

Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by S&P Global Ratings

Closing Date and Delivery Date:	March 5, 2021

Closing Location:	Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017
Address for Notices to Underwriters:

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

Fifth Third Securities, Inc.

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Facsimile: (312) 704-7365

Attention: Legal Department

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Facsimile: (212) 834-6081

Attention: Investment Grade Syndicate Desk

ANNEX A

Permitted Free Writing Prospectus

Final Term Sheet dated March 3, 2021

ANNEX B

Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated March 3, 2021

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

2.850% Series HH Notes due 2031

PRICING TERM SHEET

Dated: March 3, 2021

Issuer:	Marriott International, Inc.

Anticipated Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Security:	2.850% Series HH Notes due 2031 (the “Series HH Notes”)

Aggregate Principal Amount:	$1,100,000,000

Maturity Date:	April 15, 2031

Coupon:	2.850%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2021

Interest Rate Adjustment:	The interest rate payable on the Series HH Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated March 3, 2021.

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.805% of the principal amount

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	96-25+ / 1.472%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	2.872%

Optional Redemption Provisions:

The Series HH Notes may be redeemed in whole or in part at any time prior to January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series HH Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series HH Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) through to January 15, 2031 at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series HH Notes being redeemed) plus 25 basis points, plus accrued and unpaid interest on the Series HH Notes to the redemption date.

The Series HH Notes may be redeemed in whole or in part from time to time on or after January 15, 2031 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated March 3, 2021.

Trade Date:	March 3, 2021

Expected Settlement Date:	March 5, 2021 (T+2)

CUSIP / ISIN:	571903 BG7 / US571903BG74

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

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Joint Book-Running Managers:

Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Scotia Capital (USA) Inc.

Truist Securities, Inc.

US Bancorp Investments, Inc.

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751, Fifth Third Securities, LLC at 866-531-5353 or J.P. Morgan Securities LLC at (212) 834-4533 (collect).

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